Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252077

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 13 DATED FEBRUARY 23, 2023

TO THE PROSPECTUS DATED MAY 27, 2022

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc. dated May 27, 2022 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose an amendment to our credit facility.

Amendment to our Credit Facility

As previously disclosed, on October 24, 2018, we and the Operating Partnership entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, and Wells Fargo Securities, LLC, as lead arranger and sole book runner. The Credit Agreement provided for aggregate commitments of up to $60,000,000 for unsecured revolving loans, with an accordion feature pursuant to which the Operating Partnership may increase the aggregate commitments up to $500,000,000, subject to the satisfaction of certain conditions (the “Credit Facility”).

On December 17, 2018, the Credit Agreement was amended to increase the Credit Facility from $60,000,000 to $150,000,000 in aggregate commitments. On June 11, 2019, the Credit Agreement was amended to increase the Credit Facility from $150,000,000 to $210,000,000 in aggregate commitments. On September 30, 2021, the Credit Agreement was amended to increase the Credit Facility to $235,000,000 in aggregate commitments and to provide for a senior delayed draw term loan facility in the aggregate amount of up to $100,000,000 (the “DDTL Facility”).

On February 17, 2023, the Credit Agreement was amended to increase the Credit Facility to $455,000,000 in aggregate commitments, comprised of a $321,000,000 revolving facility and a $134,000,000 DDTL Facility, with an accordion feature that may increase aggregate commitments up to $800,000,000. In addition, the Credit Facility was amended to convert the base interest rate from LIBOR to SOFR, effective May 1, 2023. All other material terms of the Credit Facility remain the same.

VGN-NREIT2-0223P